                                                                          EXHIBIT 99.3

                                                                          NEWS RELEASE



FALCON DRILLING COMPANY, INC.                         MARINE DRILLING COMPANIES, INC.
- - --------------------------------                  -----------------------------------
1900 West Loop South, Suite 1910                  14141 Southwest Freeway, Suite 2500
Houston, Texas  77027                                   Sugar Land, Texas  77478-3435


            [LOGO]                                               [LOGO]


DATE:    November 3, 1994

CONTACT: Steven A. Webster, Chairman & CEO, Falcon Drilling Company, Inc.
         (713) 623-8984

         William O. Keyes, President & CEO, Marine Drilling Companies, Inc.
         William H. Flores, Sr. Vice President & CFO, Marine Drilling Companies, Inc.
         (713) 491-2002

*************************************************************************************

                    MERGER OF FALCON DRILLING COMPANY, INC.
                      AND MARINE DRILLING COMPANIES, INC.

        HOUSTON, TEXAS (November 3, 1994) -- Falcon Drilling Company, Inc. and Marine Drilling Companies, Inc. (NSM-MDCO) announced today that they have entered into a letter of intent to merge the two companies. The merger will result in the world's largest fleet of marine based drilling rigs and the largest fleet of jack-up units in the Gulf of Mexico.

        Under the proposed merger, each share of Marine or Falcon would be converted into one share of the surviving corporation so that after the merger takes effect there will be 133.0 million shares of the combined company outstanding, of which 43.9 million shares will be held by Marine's stockholders. The stock of the surviving corporation will be publicly traded and listed on the NASDAQ stock market or one of the principal U.S. stock exchanges.

        Following the merger, the combined entity will be renamed Falcon Marine, Inc. Steven A. Webster, Chairman and CEO of Falcon, will retain such responsibilities following the merger, and William O. Keyes, currently Chairman, President and CEO of Marine, will become President and COO. The merger is expected to be tax-free to stockholders and is expected to take effect in early 1995. The merger is conditioned upon the negotiation and execution of a definitive agreement, approval of stockholders of each company, required regulatory approvals and other conditions.

        Falcon Drilling is a leading provider of contract drilling and workover services to the oil and gas industry in the U.S. Gulf of Mexico and in international markets. Its 42 rig barge drilling fleet is the largest in the world and its 13 rig offshore fleet is one of the largest in the U.S. Gulf of Mexico. It also participates in the inland water workover business through its Blake Workover joint venture with a fleet of seven barge workover rigs. The Company recently signed contracts to place three reconstructed barge rigs in service for Maraven, S.A. under long-term contracts for work in Lake Maracaibo. These rigs will join three rigs already in Venezuela operating for British Petroleum and through a joint venture company for Maraven. Falcon is currently a privately held company with publicly traded debt.

        Marine Drilling is one of the largest operators of jack-up drilling rigs in the Gulf of Mexico and operates a fleet of 12 jack-up drilling rigs, 11 in the U.S. Gulf of Mexico and one in the Bay of Campeche, offshore Mexico. Marine's fleet is comprised of eight mat supported and four independent leg rigs.

        Mr. Webster said, ''This transaction combines two of the largest and lowest cost drilling contractors in the Gulf of Mexico. Having built strong positions in the barge drilling and workover segments, Falcon views the merger as being consistent with Falcon's strategy to participate in the consolidation of attractive market segments. Falcon Marine will be the largest operator of marine drilling rigs in the Gulf of Mexico. The combined company will also have a strong balance sheet with the capacity to consider attractive complementary growth opportunities.''

        Mr. Keyes said, ''This merger will create a company that will operate the largest fleet of jack-up drilling rigs in the Gulf of Mexico and is a continuation of our strategy to enhance shareholder value. We believe that the addition of Falcon's barge business through the merger will also allow Marine to diversify internationally into a profitable niche market with long term contracts.''

        Kidder, Peabody & Co. Incorporated is serving as financial advisor to Falcon on the merger and Jefferies & Company is serving as financial advisor to Marine.


                                    #  #  #